Exhibit A7

                     THE NEW AMERICA HIGH INCOME FUND, INC.


                              ARTICLES OF AMENDMENT


         The New America High Income Fund, Inc., a Maryland corporation having its principal office in Boston, Massachusetts (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Part I of the Articles Supplementary to the Fund=s Articles of Amendment and Restatement, as heretofore amended, is hereby further amended by replacing current Section 18(oo)(iv) with new Section 18(oo)(iv) as follows:

         " (iv) debt securities constituting Corporate Bonds if (A) such securities are rated CCC or higher by Fitch or, if unrated by Fitch, rated Caa or higher by Moody's and CCC or higher by S&P; (B) such securities provide for the periodic payment of interest in cash in U.S. dollars; (C) such securities do not provide for conversion or exchange into equity capital at any time over their lives; (D) such securities have been registered under the Securities Act of 1933, as amended, (the "Securities Act") or are restricted as to resale under federal securities laws but are eligible for resale pursuant to Rule 144A under the Securities Act as determined by the Fund's adviser acting subject to the supervision of the Fund's Board of Directors; and (E) such securities are issued by a U.S. corporation. In addition, bonds which are issued in connection with a reorganization under U.S. federal bankruptcy law ("Reorganization Bonds") will be considered Corporate Bonds constituting Fitch Eligible Assets if (a) they are rated CCC or higher by Fitch or, if unrated by Fitch, rated Caa or higher by Moody's and CCC or higher by S&P; (b) they provide for periodic payment of interest in cash in U.S. dollars; (c) they do not provide for conversion or exchange into equity capital at any time over their lives; (d) they have been registered under the Securities Act or are restricted as to resale under federal securities laws but are eligible for trading under Rule 144A promulgated pursuant to the Securities Act as determined by the Fund's adviser acting subject to the supervision of the Fund's Board of Directors; (e) they were issued by a U.S. corporation; and (f) at the time of purchase at least one year had elapsed since the issuer's reorganization. Reorganization Bonds may also be considered Corporate Bonds constituting Fitch Eligible Assets if they have been approved by Fitch, which approval shall not be unreasonably withheld."


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         SECOND: Part I of the Articles Supplementary to the Fund's Articles of
Amendment and Restatement, as heretofore amended, is hereby further amended by replacing current Section 18(xx)(iv) with new Section 18(xx)(iv) as follows:

                  "(iv) Corporate debt securities will be included in Moody's Eligible Assets if (A) such securities are rated Caa or higher by Moody's; (B) the senior unsecured rating of the issuer's corporate bonds is higher than B3; (C) such securities provide for the periodic payment of interest in cash in U.S. dollars; (D) such securities do not provide for conversion or exchange into equity capital at any time over their lives; (E) for debt securities rated Ba1 and below, no more than 10% of the original amount of such issue may constitute Moody's Eligible Assets; and (F) such securities have been registered under the Securities Act or are restricted as to resale under federal securities laws but are eligible for resale pursuant to Rule 144A under the Securities Act as determined by the Fund's adviser acting subject to the supervision of the Fund's Board of Directors."

         THIRD: Part I of the Articles Supplementary to the Fund's Articles of Amendment and Restatement, as heretofore amended, is hereby further amended by replacing current Section 18(uu) with new Section 18(uu) as follows:

         " (uu) "Minimum Applicable Rate" means, on any Auction Date with respect to a Dividend Period of 93 days or fewer, 80% of the AA Composite Commercial Paper Rate at the close of business on the Business Day next preceding such Auction Date. There shall be no Minimum Applicable Rate on any Auction Date with respect to a Dividend Period of more than 93 days."

         FOURTH: Part I of the Articles Supplementary to the Fund's Articles of Amendment and Restatement, as heretofore amended, is hereby further amended by adding new Section 18 (nn)(iv) as follows:

                  " (iv) Rule 144A Securities: The Fitch Discount Factor applied to securities which are restricted as to resale under federal securities laws but are eligible for resale pursuant to Rule 144A under the Securities Act as determined by the Fund's adviser acting subject to the supervision of the Fund's Board of Directors ("Rule 144A Securities") will be 110% of the Fitch Discount Factor which would apply were the securities registered under the 1933 Act."

         FIFTH: Part I of the Articles Supplementary to the Fund's Articles of Amendment and Restatement, as heretofore amended, is hereby further amended by adding new Section 18(ww)(v) as follows:



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                  " (v) Rule 144A Securities: The Moody's Discount Factor
                  applied to Rule 144A Securities will be 160% of the Moody's Discount Factor which would apply were the securities registered under the 1933 Act."

         SIXTH: A majority of the board of directors of the Corporation has approved the foregoing amendments to the charter.

         SEVENTH: No stock entitled to vote on the foregoing amendments to the charter was outstanding or subscribed for at the time of the approval of such amendments by the board of directors of the Corporation.

         EIGHTH: These Articles shall be effective at the later of the date the State Department of Assessments and Taxation of Maryland accepts the Articles for record or on November 1, 1996.



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         IN WITNESS WHEREOF The New America High Income Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President (or its Vice-President) and its corporate seal to be hereunto affixed and attested by its Secretary (or its Assistant Secretary) as of this 1st day of November, 1996.

         The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that, to the best of his or her knowledge, information and belief, the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.


[Affix corporate seal]                      THE NEW AMERICA HIGH INCOME
                                            FUND, INC.
Attest:


/s/Richard E. Floor                         By: /s/Robert F. Birch
---------------------------                     -----------------------------
Richard E. Floor, Secretary                     Robert F. Birch, President